Exhibit 99.2

China Wind Systems, Inc. Signs Agreements to Supply Wind Tower Flanges for Chinese Wind Farms

Thursday September 25, 8:30 am ET

WUXI, Jiangsu, China, Sept. 25 /Xinhua-PRNewswire-FirstCall/ -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI - News; "China Wind Systems" or the "Company"), which supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China, today announced that it has signed preliminary agreements with Gansu Keyao Electrical Power Co., Ltd. ("Gansu Keyao") and Gansu Changcheng Electrical Power Machinery Co., Ltd. ("Gansu Changcheng") to supply wind-tower flanges starting from the fourth quarter of 2008.

The agreement with Gansu Keyao stipulates that China Wind Systems will begin supplying Gansu Keyao with 3,300 tons of flanges for a total purchase price of approximately RMB 50 million ($7.3 million) during the fourth quarter of 2008. The agreement with Gansu Changcheng stipulates that China Wind Systems will supply Gansu Changcheng with 2,650 tons of flanges for a total purchase price of approximately RMB 40 million ($5.8 million), also beginning in the fourth quarter of 2008.

Both companies will sign formal contracts with China Wind Systems after inspecting the forged products manufactured by the Company to ensure that the products conform to the customers' technical specifications and quality standards. The formal contracts will set forth the specific type, dimension and quantity of the products in accordance with the customers' respective demands and year-end production plan.

"We are pleased to increase our contribution to the wind-power industry with these agreements to supply critical components, and are confident that our products for Gansu Keyao and Gansu Changcheng will meet the technical and quality specifications provided," said Mr. Jianhua Wu, chairman and CEO of China Wind Systems. "Our list of potential wind-power contracts continues to grow as we prepare to commence production at our new facility in October, making us confident that we will meet our newly updated guidance for full year 2008 of $45 million in revenues and more than $7 million in net income," Mr. Wu said. "China Wind Systems continues to successfully implement its expansion plan to become a key wind-power components supplier to the booming wind-power industry in China."

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high- precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com . Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company Contact:
Mr. Leo Wang
Vice President, Finance
China Wind Systems, Inc.
Tel: +1-917-455-7735
Email: leo.wang@chinawindsystems.com
Web: http://www.chinawindsystems.com

Investor Relations Contact:
Mr. Crocker Coulson
President
CCG Investor Relations
Tel: +1-646-213-1915 (NY office)
Email: crocker.coulson@ccgir.com
Web: http://www.ccgir.com